EXHIBIT 99.1

NEWS RELEASE

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	(313) 755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120 Facsimile: 313-755-7983

Jim Fisher
(313) 755-0635
jfishe89@visteon.com

Investor Inquiries:
Derek Fiebig
(313) 755-3699
dfiebig@visteon.com

VISTEON CORPORATION PRICES OFFERING OF NOTES

DEARBORN, Mich., March 3, 2004 – Visteon Corporation (NYSE: VC) today announced the pricing of $450 million notes due 2014. The offering of notes is expected to close on March 10, 2004 and is subject to various terms and conditions. The notes will be issued at a public offering price of 99.957 percent of par and bear interest at a rate of 7.00 percent per year, payable semi-annually on each March 10 and September 10 until maturity on March 10, 2014. J.P. Morgan Securities Inc. and Citigroup are acting as the managing underwriters for the offering.

The net proceeds of the offering of the notes are currently anticipated to be used to repurchase a portion of Visteon’s existing 7.95 percent notes due 2005 pursuant to a previously announced tender offer, to pay fees and expenses related to the tender offer and for working capital and other general corporate purposes. The offering is being made pursuant to Visteon’s effective shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation of sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from J.P. Morgan Securities Inc. at 270 Park Avenue, New York NY 10017 or Citigroup Global Markets Inc., at 390 Greenwich Street, New York , NY 10013.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers

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NEWS RELEASE

worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 180 technical, manufacturing, sales and service facilities located in 25 countries.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. These risks and uncertainties include, but are not limited to, a risk that a sale of our notes might not be completed and other risks, relevant factors and uncertainties identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Visteon’s business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

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